PRELIMINARY PROXY STATEMENT


                             SCHEDULE 14A
                            (RULE 14a-101)
                INFORMATION REQUIRED IN PROXY STATEMENT
                       SCHEDULE 14A INFORMATION

 Proxy Statement Pursuant to Section 14(a) of the Securities Exchange
                              Act of 1934


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[   ]  Definitive Proxy Statement
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[   ]  Soliciting Material Pursuant to Section 240.14a-11(c) or
Section 240.14a-12


                     COASTAL PHYSICIAN GROUP, INC.
           (Name of Registrant as Specified In Its Charter)


                                                           Not
                              Applicable
      (Name of Person(s) Filing Proxy Statement, if other than the
                              Registrant)

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                     COASTAL PHYSICIAN GROUP, INC.
                         2828 Croasdaile Drive
                     Durham, North Carolina 27705


                                                       June [15], 1999

Dear Shareholder:
  You are cordially invited to attend the Annual Meeting of Shareholders to be held at the Durham Hilton, 3800 Hillsborough Road, Durham, North Carolina, on Thursday July 15, 1999, at 10:00 a.m., local time.
  The Notice of Annual Meeting of Shareholders and Proxy Statement are attached hereto. The matters to be acted upon by our shareholders are set forth in the Notice of Annual Meeting of Shareholders and discussed in the Proxy Statement.
  We would appreciate your signing, dating and returning the enclosed proxy card in the envelope provided at your earliest convenience. If you choose to attend the meeting, you may revoke your proxy and personally cast your votes. We look forward to seeing you at our Annual Meeting.

                                            Sincerely yours,





                                            Steven M. Scott, M.D.
                                            Chairman, President and
                                            Chief Executive Officer

                     COASTAL PHYSICIAN GROUP, INC.
               NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                      To be held on July 15, 1999


TO THE SHAREHOLDERS OF COASTAL PHYSICIAN GROUP, INC.

  NOTICE IS HEREBY GIVEN that the 1999 Annual Meeting of Shareholders (the "Annual Meeting") of Coastal Physician Group, Inc., a Delaware corporation (the "Company"), will be held at 10:00 a.m., local time, on July 15, 1999, at the Durham Hilton, 3800 Hillsborough Road, Durham, North Carolina, for the following purposes:
  (1) To elect three members to the Company's Board of Directors to hold office until the 2002 Annual Meeting or until their successors are duly elected and qualified;
  (2) To consider and act upon a proposal to approve the issuance of Common Stock upon conversion of Series D Convertible Preferred Stock;
  (3) To consider and act upon a proposal to ratify the action of the Board of Directors in selecting KPMG LLP as independent certified public accountants of the Company for the fiscal year ending December 31, 1999; and
  (4) To transact such other business as may properly come before the Annual Meeting.
  The Board of Directors has fixed the close of business on May 31, 1999 as the record date for determining those shareholders entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof.
  Whether or not you expect to be present, please sign, date and return the enclosed proxy card in the enclosed pre-addressed envelope as promptly as possible. No postage is required if mailed in the United States.


                                            By Order of the Board of
Directors,


                                            Steven M. Scott, M.D.
                                            Chairman, President and
                                            Chief Executive Officer
Durham, North Carolina
June [15], 1999

  ALL SHAREHOLDERS ARE INVITED TO ATTEND THE MEETING IN PERSON. THOSE SHAREHOLDERS WHO ARE UNABLE TO ATTEND ARE URGED TO EXECUTE AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE. SHAREHOLDERS WHO EXECUTE A PROXY CARD MAY NEVERTHELESS ATTEND THE MEETING, REVOKE THEIR PROXY AND VOTE THEIR SHARES IN PERSON.
                  1999 ANNUAL MEETING OF SHAREHOLDERS
                   OF COASTAL PHYSICIAN GROUP, INC.

                            PROXY STATEMENT
  This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Coastal Physician Group, Inc., a Delaware corporation (the "Company"), of proxies from the holders of the Company's Common Stock (the "Common Stock") for use at the 1999 Annual Meeting of Shareholders of the Company to be held at the Durham Hilton, 3800 Hillsborough Road, Durham, North Carolina, at 10:00 a.m., local time, on July 15, 1999 or at any adjournments or postponements thereof (the "Annual Meeting"). The approximate date that this Proxy Statement and the enclosed form of proxy are first being sent or given to holders of Common Stock is June [15], 1999.
The Company's principal executive offices are located at 2828 Croasdaile Drive, Durham, North Carolina 27705, and its telephone number is (919) 383-0355.
                     INFORMATION CONCERNING PROXY
  The enclosed proxy is solicited on behalf of the Board of Directors. The giving of a proxy does not preclude the right to vote in person should any shareholder giving the proxy so desire. Shareholders have a right to revoke their proxy at any time prior to the exercise thereof, either in person at the Annual Meeting or by filing with the Company's Secretary at the Company's principal executive offices a written revocation or duly executed proxy bearing a later date; however, no such revocation will be effective until written notice of the revocation is received by the Company at or prior to the Annual Meeting.
  The cost of preparing and mailing this Proxy Statement, the Notice of Annual Meeting of Shareholders and the enclosed proxy will be borne by the Company. In addition to the use of mail, employees of the Company may solicit proxies personally and by telephone. The Company's employees will receive no compensation for soliciting proxies other than their regular salaries. The Company may request banks, brokers and other custodians, nominees and fiduciaries to forward copies of the proxy material to their principals and to request authority for the execution of proxies.

                        PURPOSES OF THE MEETING
  At the Annual Meeting, the Company's shareholders will consider and vote upon the following matters:

  (1) To elect three members to the Board of Directors to hold office until the 2002 Annual Meeting or until their successors are duly elected and qualified;
  (2) To consider and act upon a proposal to approve the issuance of Common Stock upon conversion of Series D Convertible Preferred Stock;
  (3) To consider and act upon a proposal to ratify the action of the Board of Directors in selecting KPMG LLP as independent certified public accountants of the Company for the fiscal year ending December 31, 1999; and
  (4) To transact such other business as may properly come before the Annual Meeting.

  Unless contrary instructions are indicated on the enclosed proxy, all shares represented by valid proxies received pursuant to this solicitation will be voted in favor of the election of the three nominees named herein and in favor of the other proposals set forth herein. In the event a shareholder specifies a different choice by means of the enclosed proxy, his or her shares will be voted in accordance with the specification so made.

            OUTSTANDING VOTING SECURITIES AND VOTING RIGHTS
  The Board of Directors (the "Board") has set the close of business on May 31, 1999 as the record date (the "Record Date") for determining shareholders of the Company entitled to notice of and to vote at the Annual Meeting. As of the Record Date, there were [37,621,750] shares of Common Stock and 444,974 shares of the Company's Series D Convertible Preferred Stock ("Preferred Stock") outstanding. Each share of Common Stock is entitled to one vote on each matter to be acted upon at the Annual Meeting. Each share of Preferred Stock is entitled to ten votes on each matter to be acted upon at the Annual Meeting except Proposal 2.
   The representation in person or by proxy of a majority of the votes entitled to be cast is necessary to provide a quorum at the Annual Meeting. Directors of the Company are elected by a plurality vote and votes may be cast in favor of nominees or withheld. Withheld votes and abstentions will not be counted as votes cast and will have no effect on the results of the vote. Proposal 2 will be voted on only by the holders of Common Stock on the Record Date and will require the affirmative vote of the majority of the votes cast on the proposal, provided that more than 50% of the shares of Common Stock outstanding on the Record Date are cast. Broker-dealers who hold shares in street name have the authority to vote on certain routine matters when they have not received voting instructions from beneficial owners. Proposal 2 is not considered a routine matter. Accordingly, broker-dealers who hold shares in street name will not have authority to vote on this proposal ("broker nonvotes"). For purposes of the vote on Proposal 2, an abstention or a broker nonvote will have the effect of a vote against the proposal, unless holders of more than 50% of the shares of Common Stock outstanding on the Record Date cast votes on the proposal, in which event neither an abstention nor a broker nonvote will have any effect on the result of the vote. Approval of Proposal 3 requires the affirmative vote of the majority of the total votes. For purposes of the vote on Proposal 3, abstentions will have the same effect as votes against the proposal.
  On the Record Date, Steven M. Scott, M.D., the Chairman, President and Chief Executive Officer, owned approximately 48% of the outstanding Common Stock and 54% of the total voting power of the Company's outstanding voting securities. Dr. Scott has advised the Company that he intends to vote his shares for the election of the three director nominees and in favor of the other proposals that will be considered at the Annual Meeting which will assure the election of the nominees and the approval of Proposal 3 and makes the approval of Proposal 2 highly probable.

    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT Security Ownership of Certain Beneficial Owners
  Except as indicated under "Security Ownership of Management," there are no shareholders known to the Company to be the beneficial owners of more than five percent of the Common Stock as of April 30, 1999. Security Ownership of Management
  The following table sets forth certain information with respect to the beneficial ownership of the Common Stock and Preferred Stock as of April 30, 1999 by: (i) each director of the Company; (ii) each executive officer in the Summary Compensation Table; and (iii) all current directors and executive officers of the Company as a group. Except as otherwise indicated, each shareholder named has sole voting and investment power with respect to such shareholder's securities.


Percent of                                   Name and Address(1)
Amount and Nature              Percentof TotalVoting
Title of Class of Beneficial Owner  of Beneficial Ownership Class(2)
Power(2)(3)

Common Stock      Steven M. Scott, M.D.   18,364,760(4)     48.4%
43.3%
Series D Convertible Steven M. Scott, M.D.      444,974     100.0%
10.5%
 Preferred Stock

Common Stock      Bertram E. Walls, M.D.   1,418,733(5)     3.7% 3.3%
Common Stock      Edward L. Suggs, Jr.       135,391(6)     *   *
Common Stock      Charles E. Potter          103,804(7)     *   *
Common Stock      Sherman M. Podolsky, M.D.   69,415(8)     *   *
Common Stock      Eugene F. Dauchert, Jr.      8,883(9)     *   *
Common Stock      W. Randall Dickerson         5,012(10)    *   *
Shares owned by all
 directors and executive
 officers as a group
 (7 persons):
                            Common Stock
19,960,898(11)                          52.6% 47.1%

                    Series D Convertible
444,974                                      100.0%  10.5%
                          Preferred Stock
________________________
  (1) The address for all persons listed below is c/o Coastal Physician Group, Inc., 2828 Croasdaile Drive, Durham, NC 27705.
  (2)  An asterisk (*) indicates less than one percent.
  (3) Each share of the Company's outstanding Preferred Stock is entitled to cast ten votes per share on any matter submitted to a vote at an annual or special meeting of shareholders, except proposals pertaining to the conversion of the Preferred Stock. This column presents the percentage of aggregate voting power held, assuming the preferred stock is entitled to vote on all matters submitted to a vote of the Company's security holders.
  (4) Includes 5,434,977 held by Scott Medical Partners LLC, 1,703,344 shares held by American Alliance Holding Company, 1,500,000 held by Doctors Health Plan, Inc., 815,000 shares held by Scott Medical Partners II Limited Partnership and 119,143 shares held by S and W Limited Partnership, entities that are controlled by Dr. Scott. Dr. Scott disclaims beneficial ownership of shares held by Doctors Health Plan, Inc. Also includes 535,766 shares held by a partnership, the partners of which are Dr. Scott and certain trusts established for the benefit of Dr. Scott's children. Dr. Scott has sole investment power with respect to these shares, but has sole voting power with respect to only 390,666 shares. Voting power with respect to the remaining 145,100 shares is held by Dr. Walls, as trustee of the trusts. Also includes 79,100 shares held by Mrs. Scott as to which Dr. Scott disclaims beneficial ownership. Also includes 32,117 shares subject to presently exercisable options. Dr. Scott disclaims beneficial ownership of the shares held by American Alliance Holding Company. The remaining 8,145,323 shares are held by Dr. Scott directly.
  (5) Includes 145,100 shares with respect to which Dr. Walls has voting power and Dr. Scott has investment power. Such shares also are included under the beneficial ownership of Dr. Scott. Also includes 1,171,695 shares held by certain trusts established for the benefit of Dr. Scott's children with respect to which Dr. Walls, as trustee, holds voting and investment power. Includes 2,000 shares owned directly by Dr. Walls, 6,000 shares subject to presently exercisable stock options and 93,938 shares reserved for issuance under the Deferred Compensation Plan.
  (6) Includes 114,292 shares subject to presently exercisable stock options and 265 shares owned by Mr. Suggs' wife. Mr. Suggs disclaims beneficial ownership of the shares held by his wife.
  (7) Includes 4,000 shares subject to presently exercisable stock options and 99,804 shares reserved for issuance under the Deferred Compensation Plan.
  (8) Includes 23,939 shares subject to presently exercisable stock options.
  (9) Includes 3,883 shares subject to presently exercisable stock options.
  (10) Includes 5,012 shares subject to presently exercisable stock options.
  (11) Includes 189,243 shares subject to presently exercisable stock options and 193,742 shares reserved for issuance under the Deferred Compensation Plan.

Executive Officers and Directors
    The following table sets forth certain information with respect to the executive officers and directors of the Company and executive officers of subsidiaries of the Company who have significant policy-making authority:

Name                   Age          Position
Steven M. Scott, M.D.   51     Chairman of the Board, President and
                               Chief Executive Officer
Bertram E. Walls, M.D.  47     Director
Eugene F. Dauchert, Jr. 45     Director, Secretary, Executive Vice
President
Edward L. Suggs, Jr.    47     Director, President and Chief
Executive Officer,
                               Healthcare Business Resources, Inc.
Charles E. Potter (1)   55     Director
Sherman M. Podolsky, M.D.48     Director, President, Coastal Physician
Services of South  Florida, Inc.

W. Randall Dickerson    45     Director, Executive Vice President
                               and Chief Financial Officer
_________________________
(1) Member of the Audit Committee and Compensation Committee of the Board of Directors.

    Dr. Scott has been a director of the Company since its formation in 1977. Until he resigned from the position on December 1, 1994, Dr. Scott also served as Chairman of the Board of Directors and from 1977 to May 29, 1996, Dr. Scott served as President and Chief Executive Officer of the Company. Dr. Scott was re-elected Chairman of the Board of Directors on January 14, 1997, and re-appointed President and Chief Executive Officer of the Company on March 1, 1997. Dr. Scott has obstetrics and gynecology practice experience and clinical and administrative emergency medicine experience. He is board-certified in obstetrics and gynecology and is a member of the clinical faculty at Duke University Medical Center. Dr. Scott received his undergraduate degree and medical education from Indiana University. Dr. Scott completed his residency in the Department of Obstetrics and Gynecology at Duke University Medical Center.
    Dr. Walls, a director since 1991, is President and Chief
Executive Officer of Doctors Health Plan, Inc., a former subsidiary of the Company. The Company sold Doctors Health Plan, Inc. on March 18, 1998. Dr. Walls also served as President of Coastal Physician Contract Services Group, Inc., a subsidiary of the Company, from January through December 1994. Effective January 1, 1995, Dr. Walls became the President and Chief Executive Officer of Century American Insurance Company ("Century Insurance"). From 1992 to 1993, Dr. Walls was the President of Sunlife OB/GYN Services, Inc., a subsidiary of the Company, as well as its Chief Medical Officer from 1991 to 1993. He is board certified in obstetrics and gynecology and is a member of the clinical faculty at Duke University Medical Center. Dr. Walls received his undergraduate degree from North Carolina A&T State University and his medical degree from Duke University. He completed his residency in obstetrics and gynecology at Duke University Medical Center. In addition, Dr. Walls holds a masters of business administration degree from the Duke University Fuqua School of Business.
    Mr. Dauchert, a director since October 1996, became Executive
Vice President in July 1997. He has also served as President and Chief Executive Officer of Coastal Physician Networks, Inc. ("CPN"), a subsidiary of the Company, since January 1, 1996. Prior to that, Mr. Dauchert served as President of Integrated Provider Networks, Inc., a subsidiary of CPN. Prior to joining the Company, Mr. Dauchert was a partner in the law firm of Moore & Van Allen, PLLC where he focused his practice on health care, corporate and tax matters for 16 years. Mr. Dauchert received his undergraduate degree from the University of North Carolina at Chapel Hill and a juris doctor degree with honors from the University of North Carolina School of Law. He is a member of the North Carolina and American Bar Associations, and is active in numerous health care sections of those organizations.
    Mr. Suggs, a director since March 1997, has been with Healthcare Business Resources, Inc., a subsidiary of the Company, since 1986 and its President since 1987. Mr. Suggs previously served as a director of the Company from 1989 to 1994. Previously, Mr. Suggs was Assistant Controller of Oxford Development Company, a real estate development firm, and a tax manager for the accounting firm of Ernst & Young LLP. He received an undergraduate degree in accounting from the University of North Carolina at Charlotte. Mr. Suggs is a member of the American Institute of Certified Public Accountants, the North Carolina Association of Certified Public Accountants and the Healthcare Financial Management Association.
    Mr. Potter, a director of the Company since April 1997, has been President of The Potter Financial Group, an independent financial planning firm in central North Carolina since 1984 and is a Principal in The Potter Financial Advisory Group, LLC, a registered investment advisory firm. He received an undergraduate degree in marketing from St. Peters College in Jersey City, New Jersey in 1966 and has been active in the financial services industry in various capacities since that time. He holds four professional designations: (CLU) Chartered Life Underwriter, (ChFC) Chartered Financial Consultant from the American College, Bryn Mawr, PA, (RFC) Registered Financial Consultant from the International Association of Registered Financial Consultants and (AEP) Accredited Estate Planner from the National Association of Estate Planning Councils. He is also a member of the Association for Advanced Life Underwriters and a Qualifying and Life Member of the Million Dollar Round Table, an international sales organization.
    Dr. Podolsky became a director on January 1, 1998, and is President of Coastal Physician Services of South Florida Inc., a subsidiary of the Company. Dr. Podolsky has also served as Senior Vice President of Medical and Corporate Affairs and Senior Medical Officer for Coastal Emergency Services of Ft. Lauderdale, Inc., a subsidiary of the Company, since 1991. He is a member of the American College of Emergency Physicians. He received his medical education from Chicago Medical School and completed his Emergency Medicine Residency at the University of California, San Francisco and is a member of the American College of Emergency Physicians. Prior to joining the Company, Dr. Podolsky held the position of Chairman of Emergency Medicine at Albert Einstein Medical Center in Philadelphia and also served on the faculty of UCLA and Stanford University.
    Mr. Dickerson became Chief Financial Officer on September 21, 1998. He previously served as Interim Chief Financial Officer from March 17, 1997 until September 1, 1997. Mr. Dickerson was appointed to the Board of Directors on May 21, 1999. He joined the Company in 1993 and has served as Chief Financial Officer of Healthcare Business Resources, Inc., a subsidiary of the Company, as Corporate Controller and as Corporate Treasurer. Prior to joining the Company, Mr. Dickerson was a partner with the accounting firm of Ernst & Young LLP. He is a certified public accountant and a graduate of the University of South Carolina.

Meetings and Certain Committees of the Board of Directors
  The Board of Directors held 12 meetings during 1998. Mitchell W. Berger and Mr. Potter were the members of the Audit Committee on January 1, 1998. On July 10, 1998, Mr. Berger resigned from the Board of Directors. Mr. Mark J. Pastin was appointed to the Board of Directors and the Audit Committee on August 12, 1998. Mr. Pastin resigned from the Board of Directors on December 31, 1998. The principal functions of this committee are to make recommendations to the Board of Directors with respect to the selection of the Company's independent accountants, to review the Company's internal controls and confer with and make recommendations to the Company's independent accountants concerning the scope and results of their audit. The Audit Committee met five times during 1998.
  Mr. Berger and Mr. Potter were the members of the Compensation Committee on January 1, 1998. On July 10, 1998, Mr. Berger resigned from the Board of Directors. Mr. Mark J. Pastin was appointed to the Board of Directors and the Compensation Committee on August 12, 1998. Mr. Pastin resigned from the Board of Directors on December 31, 1998. The principal functions of the committee are to review and make recommendations to the Board of Directors with respect to the compensation of the executive officers of the Company. The Compensation Committee met two times during 1998.
Executive Compensation
    The following table sets forth the compensation received by the President and Chief Executive Officer of the Company during 1998 and its four other most highly compensated executive officers who were incumbent at December 31, 1998 (collectively, the "Named Executive Officers") for services rendered to the Company or its subsidiaries during the years ended December 31, 1998, 1997 and 1996, as applicable:


                      SUMMARY COMPENSATION TABLE



                                              Long Term
                             Annual Compensation        Compensation
                                                Awards
                                   Other Annual      Securities   All
Other
Name and Principal         Salary Bonus  Compensation(1)  Underlying
Compensation
Position               Year ($)    ($)     ($)
Options/SARs(#)($) (2)

Steven M.Scott,M.D.(3) 1998 400,000     --      --         --   5,416
Chairman of the Board, 1997 400,000     --      --         --   4,290
President and Chief1996 333,333    --      12,806       --    5,296
Executive Officer of
the Company

Eugene F. Dauchert,Jr. 1998 190,000     --      --         --   3,645
Director and Executive 1997 160,000  54,745     --      100,000
4,405
Vice President   1996 160,000   8,500   --         --       4,481

Edward L. Suggs, Jr.1998 228,462--      --         --       4,342
Director, President    1997 213,654  50,769     --      100,000
4,049
Chief ExecutiveOfficer,1996 190,000     --      --         --   2,442
Healthcare Business
Resources, Inc. (3)

Sherman M.Podolsky,M.D 1998 242,430  28,800     --         --   4,411
Director, President,   1997 176,667  50,000     --         --   3,563
Coastal Physician      1996  92,030   9,000     --         --   3,303
Services of South
Florida, Inc. (4)

W. Randall Dickerson  1998  154,734     --      --         --    273
Director, Executive   1997  126,182  80,000     --         --     97
Vice President and    1996  113,431     --      --         --    108
Chief Financial Officer


_________________
(1) Reflects imputed income for personal use of the Company's aircraft.
(2) Includes for 1998: (i) contributions made under the Company's 401(k) plan of $3,400, $3,263, $3,750 and $3,750 for Dr. Scott, Mr.
Dauchert, Mr. Suggs and Dr. Podolsky, respectively, and (ii) premiums paid for group life insurance policies of $2,016, $383, $661, $592, and $273 for Dr. Scott, Mr. Dauchert, Mr. Suggs, Dr. Podolsky, and Mr. Dickerson, respectively.
(3) Healthcare Business Resources, Inc. ("HBR") is a subsidiary of the
Company.
(4) Coastal Physician Services of South Florida, Inc. is a subsidiary of the Company.

Aggregated Option/SAR Exercises and Option/SAR Values
  The following table provides certain information concerning the number of securities underlying unexercised options held by each of the Named Executive Officers and the value of such officers' unexercised options at December 31, 1998:

          AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                 AND FISCAL YEAR-END OPTION/SAR VALUES


                  Number of Securities Underlying Unexercised
                    Options/SARs at Fiscal Year -End (#) (1)
Name                     Exercisable     Unexercisable
Steven M. Scott, M.D.        32,117          100,000
Eugene F. Dauchert, Jr.       3,883          170,000
Edward L. Suggs, Jr.         82,976          171,316
Sherman M. Podolsky, M.D.    23,939           50,000
W. Randall Dickerson          5,012           20,000
_______________________
(1) No unexercised options were in the money at fiscal year-end. Compensation of Directors
    Each director who is not an officer or employee of the Company
(an "Independent Director") receives $20,000 annually for serving as a director plus $1,200 for each meeting of the Board of Directors attended. The respective Chair of the Audit and Compensation Committees receive an additional $1,200 annually for services rendered in that capacity. At each director's election, compensation may be paid either currently, in cash, or deferred and paid in cash or in shares of Common Stock at the distribution date of the deferred compensation. Pursuant to the Company's 1994 Independent Directors' Stock Option Plan, an Independent Director who is elected to the Board of Directors automatically receives an option to purchase 3,000 shares of Common Stock and any Independent Director who continues to serve as a director following an annual meeting of shareholders automatically receives an option to purchase 1,000 shares of Common Stock. The respective Chair of the Audit and Compensation Committees automatically receive an additional option to purchase 2,000 shares of Common Stock as of the first committee meeting following an annual meeting of shareholders. The exercise price of these options is the fair market value of the underlying shares on the date of grant. The options become exercisable one year from the date of grant and have a ten-year term.

Employment and Certain Other Agreements
Steven M. Scott, M.D.
  In April 1991, Dr. Scott and the Company entered into a five-year employment agreement that renews automatically each year, unless either party gives notice of non-renewable, and terminates in any event when Dr. Scott reaches age 70. The employment agreement provides for an annual base salary of $400,000, which is to be reviewed annually by, and can be increased at the discretion of, the Compensation Committee. Dr. Scott is also entitled to incentive compensation in an amount determined at the discretion of the Compensation Committee, based on its consideration of the Company's financial results, the development, implementation and attainment of strategic business planning goals and objectives, increases in the Company's revenues and operating profits, and other factors deemed relevant by the Compensation Committee in evaluating Dr. Scott's performance. Although not a requirement, the target for Dr. Scott's incentive compensation is two percent of the Company's earnings before interest and taxes, not to exceed his annual base salary. In addition, the Compensation Committee may grant Dr. Scott discretionary bonuses from time to time.
  In its discretion, the Compensation Committee may award any incentive or discretionary bonus compensation payable to Dr. Scott as an immediately payable cash payment, a deferred cash payment or in non-qualified stock options. A range of valuation for any such options will be established by the Compensation Committee using the Black-Scholes or binomial pricing model, or other recognized pricing model, or using the assumptions and specifications adopted by the Securities and Exchange Commission (the "Commission") which govern the disclosure of executive compensation in proxy statements and other Commission filings. Any such options will expire after the earlier to occur of the tenth anniversary of the termination of Dr. Scott's employment, the date of Dr. Scott's 70th birthday or the expiration of the maximum term of such options set forth in the stock option plan pursuant to which such options are granted.
  In the event of Dr. Scott's disability prior to the age of 70, he would be entitled to base compensation, incentive compensation and bonus compensation for twelve months. The bonus compensation would equal the average of the bonus compensation paid or payable to Dr. Scott during the thirty-six months preceding the disability. The incentive compensation would equal the greater of (i) the average of the incentive compensation paid or payable to Dr. Scott during the thirty-six months preceding the disability or (ii) an amount equal to
(x) 50% of Dr. Scott's base salary for any year in which the Company's revenues and operating profits increased 12% over the prior year, (y) 75% of Dr. Scott's base salary if the Company's annual revenues and operating profits increased 17% over the prior year or (z) 100% of Dr. Scott's base salary if the Company's annual revenues and operating profits increased 22% over the prior year. If the disability is continuous for a period of twelve consecutive months, Dr. Scott would be entitled to receive 75% of his base salary and the averages of both incentive compensation and bonus compensation paid or payable during the thirty-six months preceding the disability, which amount shall be increased by five percent annually. In the event of Dr. Scott's death prior to the age of 70, his surviving spouse (or his estate in the event of her death or remarriage) would be entitled to receive for ten years an amount equal to Dr. Scott's base salary and the average of both incentive compensation and bonus compensation paid or payable during the thirty-six months preceding his death, which amount shall be increased by five percent annually.
  If the Company terminates Dr. Scott without cause, Dr. Scott would be entitled to receive for the remainder of the then existing five-year term of the agreement his base salary and the averages of both incentive compensation and bonus compensation paid or payable during the thirty-six months preceding termination, which amount shall be increased by five percent annually. In the event that Dr. Scott terminates his employment agreement as a result of the Company's material breach thereof, which breach remains uncured for 60 days after written notice, Dr. Scott would be entitled to receive compensation equal to that payable to him upon termination by the Company without cause.
  In order to facilitate the December 31, 1997 purchase by Scott Medical Group, LLC (see "Certain Relationships and Related Transactions"), the Company entered into a partial release of the non-compete agreements pursuant to the employment agreement between Dr. Scott and the Company. The release allows Scott Medical Group, LLC and any other entity owned or controlled by Dr. Scott to own, manage, operate or otherwise provide physician practice and management services to physician and clinic practices.
  In order to facilitate the purchase by Dr. Scott of Doctors Health Plan, Inc. and Health Enterprises, Inc. ("HPSE") in 1998 (see "Certain Relationships and Related Transactions"), the Company entered into a partial release of the non-compete agreements pursuant to the employment agreement between Dr. Scott and the Company. The release allows Dr. Scott and any other entity owned or controlled by Dr. Scott to own, manage, operate or otherwise provide services to health maintenance organizations ("HMOs"). Dr. Scott and any other entity owned or controlled by Dr. Scott are permitted to increase and expand their ownership, management and operation of HMOs, including without limitation creating start-up locations or acquiring additional HMOs in any geographic location.


Eugene F. Dauchert, Jr.
  On July 1, 1997, Mr. Dauchert entered into a restated and amended employment agreement pursuant to which Mr. Dauchert serves as Executive Vice President and Chief Administrative Officer of the Company. The initial term of the Agreement was from July 1, 1997 through June 30, 1998. Thereafter, the Agreement continues until and unless terminated by either party. The agreement provides for an annual increase in base salary of 7.5% on July 1 unless other terms are agreed upon between the parties. Under the agreement, Mr. Dauchert received an annual base salary of $180,000 in 1998, and was eligible for certain incentive or performance bonuses based upon the achievement of certain cash flow goals during the second fiscal quarter of 1998, and for certain other incentive or divestiture bonuses based upon the successful divestiture of certain operating subsidiaries. Certain of these subsidiaries were divested in 1998, and Mr. Dauchert was entitled to a divestiture bonus of $56,387.
  Effective January 1, 1999, Mr. Dauchert entered into an amended employment agreement which provided for the divestiture bonus and the increase in base salary for the period July 1, 1998 through December 31, 1998 to be deferred until January 1, 1999 and paid during the first six months of 1999. The amendment deferred the annual increase in base salary from July 1, 1999 to January 1, 2000 and provides for certain incentive bonuses as follows: (i) an incentive bonus payable based upon significant mergers, acquisitions, divestitures, recoveries or refinancings being successfully completed, (ii) a bonus equal to 2.5% of base salary per quarter based upon the net profitability of the Company, (iii) a discretionary bonus of up to 15% of annual base salary, and (iv) an aggregate cap on all bonuses during any on year equal to 40% of base salary.
  The employment agreement continues to impose certain confidentiality obligations on Mr. Dauchert and contains a covenant not to compete with the Company or its affiliates for a specified time in the event of a termination of the agreement.

Edward L. Suggs, Jr.
  On March 1, 1997, Mr. Suggs entered into an employment agreement with HBR, a subsidiary of the Company. The initial term of the agreement is from March 1, 1997 through February 29, 2000. Under the agreement, Mr. Suggs serves as the President and Chief Executive Officer of HBR and on the Board of the Company. Mr. Suggs receives an annual base salary of $220,000, subject to annual review and adjustment as of each March 1 during the term of the agreement. As an initial signing bonus, the Company released Mr. Suggs from any claim to the then outstanding indebtedness of approximately $16,000 evidenced by a promissory note in the original face amount of $25,000. Mr. Suggs will be eligible for up to $20,000 each quarter in performance bonuses, based upon the financial performance of HBR and other factors, which may include the discretion of HBR or the Company. The employment agreement imposes certain confidentiality obligations upon Mr. Suggs and contains a covenant not to compete with HBR or its affiliates or solicit its employees for a specified period of time.

Sherman M. Podolsky, M.D.
  On January 1, 1998, Dr. Podolsky entered into an employment agreement with Coastal Physician Services of South Florida, Inc. ("CPS of South Florida"), a subsidiary of the Company. The initial term of the agreement is from January 1, 1998 through December 31, 2000. Under the agreement, Dr. Podolsky serves as the President and Chief Executive Officer of CPS of South Florida. Dr. Podolsky receives an annual base salary of $240,000, subject to annual review and adjustment as of each January 1 during the term of the agreement. Dr. Podolsky will be eligible for incentive bonuses based upon certain cash improvement target quotas and other factors which are established by the President of Coastal Physician Services, Inc., a subsidiary of the Company. The employment agreement imposes certain confidentiality obligations upon Dr. Podolsky and contains a covenant not to compete with CPS of South Florida or its affiliates or solicit its employees for a specified period of time.
W. Randall Dickerson
  In March 1999, Mr. Dickerson entered into an employment agreement with the Company pursuant to which Mr. Dickerson will serve as an Executive Vice President and Chief Financial Officer of the Company. The initial term of the agreement is November 1, 1998 through October 31, 1999. Under the agreement, Mr. Dickerson receives an annual base salary of $180,000 and will be eligible for an incentive bonus based upon certain performance goals. The employment agreement imposes certain confidentiality obligations upon Mr. Dickerson and contains a covenant not to compete with the Company or its affiliates or solicit its employees for a specified period of time.

        COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
General
  Historically, the Company's compensation policies have been designed to attract and retain key executives by paying competitive base salaries, awarding discretionary cash bonuses based on qualitative and quantitative performance factors and granting incentive and nonqualified stock options to selected executive officers and other key employees to seek to align their interests more closely with those of the Company's shareholders. For senior executives who were not compensated under employment agreements during 1998, base salaries and discretionary bonuses were generally determined by the Compensation Committee based on the recommendations of the Chief Executive Officer and operating subsidiary presidents.
  Management's focus during 1998 was on completing its divestiture strategy and continuing to operate and improve the performance of the Company's core businesses. In addition, emphasis was placed on increasing accountability and measurement of operating results for operating divisions and subsidiaries. The Company's compensation philosophy provides for salary and bonus arrangements based on performance of operating subsidiaries or divisions, particularly upon improvements in cash flow from quarter to quarter, or achievement of certain goals by the corporate group executives. This philosophy has been integrated into the provisions of each executive employment agreement entered into during 1998 and also is reflected in the current compensation arrangements for executive officers who do not have employment agreements. See "Employment and Certain Other Agreements."

Chief Executive Officer's Compensation
  Dr. Scott, as the Company's Chairman, President and Chief Executive Officer, is currently is compensated under the terms of an April 1991 employment agreement. No discretionary compensation potentially available to Dr. Scott under his employment agreement was awarded by the Compensation Committee during 1998. See "Employment and Certain Other Agreements."
                          Charles E. Potter*

* See "Meetings and Certain Committees of the Board of Directors" for a description of changes in the membership of the Compensation
Committee during 1998.

Performance Graph
  The following graph compares the yearly percentage change in the Company's cumulative total shareholder return on the Common Stock for each of the last five fiscal years with the cumulative total return of
(i) the S & P 500 Index and (ii) a composite of five managed care/health care services companies. This composite consists of:
American Physician Partners, Inc., Medaphis Corporation, MedPartners, Inc., Pediatrix Medical Group, Inc. and Sheridan Healthcare, Inc. ("The New Peer Group") The Company has selected the New Peer Group based on the greater similarity of their businesses to the Company's business than those companies included in the S&P Health Care Composite Index or the peer group included in the proxy statement for the 1998 Annual Meeting, which consisted of Medaphis Corporation, MedPartners, Inc., Humana, Inc., Coventry Healthcare Inc., and Phycor, Inc. (the "Old Peer Group"). The New Peer Group was developed because of changes in the Company's core business focus, including the divestitures of it HMOs and clinic operations which were heavily represented in the Old Peer Group.

            Comparison of Five Year Cumulative Total Return
                 Among Coastal Physician Group, Inc.,
     S&P 500 Index and Managed Care/Health Care Services Composite


                      1993    1994     1995    1996    1997     1998
Coastal Physician      100    68.87   33.96    8.81    2.04     .94
Group, Inc.
New Peer Group         100   140.91   224.24  131.97  128.77   109.56
Index
S&P 500 Index          100   101.32   139.40  171.41  228.59   293.92
Old Peer Group         100   127.97   166.79  105.73  112.51   78.88
Index

                 Assumes $100 invested on Jan. 1, 1994
                      Assumes Dividend Reinvested
                   Fiscal Year Ending Dec. 31, 1998



Certain Relationships and Related Transactions
  The Company engaged in transactions with entities owned or controlled by Dr. Scott including American Alliance Holding Company and certain of its affiliates ("Alliance"), which included Century American Insurance Company ("Century Insurance") until Century Insurance was sold by Alliance to a purchaser unaffiliated with the Company in May 1998. Dr. Scott is the beneficial owner of all of the outstanding shares of Common Stock of Alliance. Amounts paid by the Company to these entities, including amounts paid to Century Insurance through May 1998, net of amounts received, were net receipts of $6,978,000 for the year ended December 31, 1998 and net payments of $4,186,000 and $5,135,000 for the years ended December 31, 1997 and 1996, respectively. These transactions and relationships are described below.
  On January 1, 1998, the Company and Medical Group Purchasing Association ("MGPA") entered into a Risk Management Agreement with Century Insurance pursuant to which Century Insurance agrees to provide, and the Company and MGPA agree to purchase, insurance policies providing professional liability insurance for the Company and the physicians and other medical and clinical providers under contract with the Company. The initial term of the agreement is four years and the agreement thereafter automatically renews for additional one year terms unless either party gives notice of non-renewal by July 1 of the year preceding the renewal term. The Company and MGPA have the ability to "opt out" of coverage under the policy in the event that a competitive policy is located at a price less than 85% of the quoted premium from Century Insurance for coverage on substantially the same terms and conditions. The policy may also be canceled by the Company and MGPA by giving notice by July 1 of a policy year and paying a termination fee equal to 10 percent of the insurance premium in effect if terminated in year two, 7.5 percent if terminated during year 3 and 5 percent if terminated thereafter.
  Effective December 31, 1998, the Company and the MGPA elected to "opt out" of coverage under the policy and agreed to purchase insurance policies from an unaffiliated company to provide professional liability insurance for the Company and the physicians and other medical and clinical providers under contract with the Company. The terms and conditions of the coverage are the same as has historically been provided to the Company and MGPA by Century Insurance in the past. The premium for the coverage is based on the underwriting criteria and loss experience of the account.
  The Company and certain of its subsidiaries sublease office space in Durham, North Carolina, consisting of approximately 59,000 square feet in a building owned by American Alliance Realty Company ("Alliance Realty") and leased to Century Insurance. During the year ended December 31, 1998, the Company paid approximately $676,000 under these sublease agreements. The Company, Alliance Realty and Century Insurance are all liable to the holder of a first mortgage on the property for the total rentals specified in the prime lease. However, the Company has an agreement of indemnity from Alliance Realty with respect to the total rentals. The prime lease commenced in August 1988 and has a fifteen-year term requiring minimum lease payments of approximately $788,000 per year for years one through five, $959,000 per year for years six through ten and $1,166,000 per year for years eleven through fifteen.
  The Company leased office space from corporations controlled by Dr. Scott and paid rent to such corporations during 1998 of $33,000. As discussed below, the Company entered into a termination of the remaining lease obligations for certain office space under lease through 2002.
  Effective May 31, 1997, the Company sold certain assets related to seven primary care clinics operated by the Company (the "May Clinic Sale") to Scott Medical Group LLC ("Scott Medical"). Scott Medical is a privately held limited liability company which is controlled by Dr. Scott. The purchase price for the assets of the seven clinics was $388,657 paid pursuant to a promissory note due May 31, 1998, with interest at 12% per annum, which was paid in full. In addition, Scott Medical gave a promissory note in the amount of $803,088 for certain other assets, primarily accounts receivable, related to two other clinic locations previously sold to unrelated third parties. This note was also due May 31, 1998 with interest at 10% per annum. On June 2, 1998, Scott Medical paid principal and interest of $252,591 of the balance due under the note. As a result of lower than expected collections on the accounts receivable sold, the principal amount of the note was reduced by $571,252 leaving a balance of $2,208 at December 31, 1998. Interest was recalculated based on the adjusted principal amount.
  On December 31, 1997, the Company and certain of its subsidiaries closed on a transaction (the "IPN Sale") pursuant to which the Company sold to Scott Medical the following assets: (i) all of the issued and outstanding stock of Integrated Provider Networks, Inc., a North Carolina corporation ("IPN") which provides practice and physician management services to professional corporations; (ii) all of the issued and outstanding stock of Practice Solutions, Inc., a North Carolina corporation ("PSI") which provides billing services to freestanding physician practices and clinics, including those under management by IPN; (iii) all of the issued and outstanding stock of Sunlife OB-GYN Services of Broward County, Inc., a Florida corporation ("Sunlife"); (iv) substantially all of the assets of Ft. Lauderdale Perinatal Associates, which operates two physician clinics located in Plantation, Florida and Fort Lauderdale, Florida, and Physician Access Center, which operates a clinic in San Francisco, California (collectively the "Clinics"); and (v) certain accounts receivable of Sunlife (the "Sunlife Receivables") which had previously been sold to NPF-XI, Inc. pursuant to a series of receivables securitizations and other financing arrangements between the Company and subsidiaries of National Century Financial Enterprises, Inc. ("NCFE").
  As part of the IPN Sale, Scott Medical assumed all of the lease obligations of a subsidiary of the Company to Chateau Limited Liability Company ("Chateau"), a privately held limited liability company which is controlled by Dr. Scott. The estimated balance of the gross lease payments that were due under the Chateau lease after October 31, 1997 is $2,778,056. The parties negotiated a release fee for the Chateau lease of $750,000 which was credited against the amount Scott Medical owes the Company for expenses advanced with respect to the May Clinic Sale such that the net balance owed was $810,283, which was paid pursuant to the terms of a promissory note due December 31, 1998, plus interest at an annual rate of 5.84%.
  In addition, Scott Medical gave a promissory note (the "Receivables Purchase Note") as the consideration for Scott Medical's purchase of the Sunlife Receivables. The principal amount of the Receivables Purchase Note was $1,000,727, the book value of the Sunlife Receivables. The Receivables Purchase Note provided for interest at 5.68% through October 31, 1998 and 10.94% thereafter, payable quarterly, with all principal and accrued but unpaid interest payable in full on October 31, 1998. The Receivables Purchase Note was subject to adjustment if the actual collections with respect to the Sunlife Receivables varied five percent from the principal amount of the Receivables Purchase Note. The resulting adjustment retroactively reduced the principal amount of the note by $687,857 to $312,870 upon which interest was recalculated.
  The IPN Sale transaction was negotiated between the parties to be effective as of November 1, 1997. The purchase price was $10,100,000, paid $5,000,000 in cash at the closing with the balance paid with a short term promissory note in the principal amount of $5,000,000 and a receivable from the purchaser in the amount of $100,000, both of which were paid in full in January 1998. Pursuant to the terms of the Agreement, the purchase price was reduced by approximately $192,000 due to an increase in the liabilities of IPN (including Prim Med, Inc., its wholly owned subsidiary) and PSI from the liabilities as shown on their September 30, 1997 balance sheets. During the period from November 1, 1997 to December 31, 1997, the Company operated the subsidiaries and advanced expenses for such operations. The advances totaled $1,302,016. Pursuant to the terms of the purchase agreement, $150,000 was paid in cash and the balance added to the Receivables Purchase Note. Effective December 31, 1998, the purchase price was further reduced by $657,558 based upon the actual collections of the outstanding accounts receivable of IPN, Prim Med, Inc. and the professional corporations under management by IPN as agreed upon by the parties.
  On March 18, 1998, the Company completed the sale of DHP to DHP Holdings, LLC (the "Purchaser") for a price of $5,993,532. The Purchaser is a privately held limited liability company controlled by Dr. Scott. The Purchaser acquired all of the outstanding stock of Doctors Health Plan in the transaction.
  After a thorough review of the operations of DHP and the anticipated funding that would likely be required in the balance of 1998, the Company determined that the best course of action was to divest the asset. The Company retained the investment banking firm of Advest, Inc. to advise the Company, to assist in completing the sale and to render a fairness opinion regarding the financial aspects of the transaction. The purchase price was determined by negotiation between the Company and Purchaser, and Advest, Inc. advised the Company on the fairness of financial aspects of the transaction.
  The North Carolina Commissioner of Insurance issued an order dated March 11, 1998 exempting the transfer from the provisions of North Carolina law that pertain to acquisition of control of a domestic insurer. This order required the Company to complete the transaction within thirty days and to convert to equity a $1,100,000 loan made by the Company to Doctors Health Plan on March 2, 1998.
  Immediately prior to the closing of the sale of Doctors Health
Plan, the Company made an additional equity contribution required by regulatory authorities in the amount of $993,532 to Doctors Health Plan. As a result, the purchase price of $5,000,000 was increased to $5,993,532 to take into account this equity contribution. The purchase price was paid $993,532 in cash, with the balance paid pursuant to a $5,000,000 promissory note (the "DHP Note") due and payable by March 28, 1998. The DHP Note bears interest after March 28, 1998 at the rate of 12% per annum until paid. The original DHP Note provided that if it was not paid in full within the earlier of (i) 90 days from March 18, 1998 or (ii) 45 days after the Company gave Purchaser notice that it intended to accept a Strike Price (as defined below), the Purchaser agreed to provide collateral to secure the DHP Note. On June 7, 1998, the Board approved an amendment to the DHP Note providing for an extension of the due date until June 8, 2001, quarterly interest payments and principal payments of $1,000,000 on June 8, 1999, $1,000,000 on June 8, 2000, and the balance on June 8, 2001. The Purchaser entered into a Pledge Agreement with the Company dated June 8, 1998, pledging all of the issued and outstanding stock of Alliance as security for the repayment of the amended DHP Note. Effective October 30, 1998, the principal amount of the DHP note and accrued interest of $396,164 were paid and all collateral was released. Proceeds were used to reduce debt of the Company.
  For a period of 12 months from the closing, the Company had the right to market and sell Doctors Health Plan to potential third party purchasers. No third party purchasers were identified prior to March 18, 1999.
  As part of the transaction, the Company agreed to a partial release of its non-compete agreement with Dr. Scott . This partial release allows Dr. Scott to operate health maintenance organizations and similar organizations in all areas, other than those areas in Florida and Georgia where the Company and/or its affiliates operate health maintenance organizations. In addition, the Company agreed that for a one year period following the closing date, the Company will not engage in the business of providing health maintenance organization or similar services in the State of North Carolina and those service areas in the State of South Carolina served by Doctors Health Plan.
  On March 3, 1998, Dr. Walls made an investment of $2.0 million in the Company in exchange for a $2.0 million convertible debenture due July 1, 1998 bearing interest at 10% per annum. The debenture, including accrued interest, was convertible, at the holder's option, into the Company's Common Stock and a new series of Preferred Stock. The conversion price for the Common Stock was equal to the lower of:
(i) the average closing price of the Common Stock on the New York Stock Exchange for the 10 trading days ending on March 3, 1998, the date of the issuance of the debenture, or (ii) the average closing price for the 10 trading days ending on June 30, 1998. The conversion price for the Preferred Stock was ten times the conversion price for the Common Stock. On May 1, 1998, Dr. Scott acquired the debenture from Dr. Walls. On June 29, 1998, the debenture was amended to provide for conversion solely into Series D Convertible Preferred Stock ("Series D Preferred"). On June 30, 1998, Dr. Scott elected to convert the debenture into 444,974 shares of Series D Preferred. The Series D Preferred is convertible into 10 shares of Common Stock for each share of Preferred Stock only upon approval by the holders of the Common Stock.
  On October 30, 1998, the Company completed the sale of Health Enterprises, Inc., whose primary operating subsidiary is Healthplan Southeast, Inc. ("HPSE"), to Dr. Scott. Dr. Scott acquired all of the outstanding stock of HPSE in a transaction which is effective as of October 1, 1998 for financial reporting purposes. The purchase price of $15 million was used to decrease debt.
  HPSE is an HMO licensed to operate in the State of Florida with approximately 80,000 members. For the nine months ended September 30, 1998, Health Enterprises, Inc., reported unaudited consolidated revenues of approximately $82,815,000 and net losses of approximately $5,181,000 million. As a result of these losses, the Company was required to make significant capital contributions to HPSE in 1998 prior to its sale, and the Company anticipated that substantial additional capital contributions would be required during the balance of 1998.
  The Company retained the investment banking firm of Salomon Smith Barney to advise the Company, to assist in completing the sale and advise the Company on the financial aspects of the transaction. After a thorough review of the operations of HPSE and the anticipated funding that would likely be required in the balance of 1998, the Company determined that the best course of action was to divest the asset. The purchase price was determined by negotiation between the Company and Dr. Scott.
  The Florida Department of Insurance issued a consent granting approval of the Purchaser's acquisition of the outstanding voting securities of HPSE.
  For a period of twelve (12) months from the closing, the Company has the right to market and sell HPSE to potential third party purchasers. If the Company located a third party purchaser before October 31, 1999 who was willing to purchase HPSE at a price that exceeded the Strike Price (as defined in the purchase agreement), then the Company may have elected to have the sale take place. If the Company elected to sell to the third party, Dr. Scott had the right to either (i) pay to the Company an amount equal to the amount that would have been received by the Company as a result of the sale to the third party or (ii) agree to consummate a closing and sale to the third party purchaser. If the Company entered into a definitive agreement to sell HPSE at a price greater than the Strike Price before December 31, 1998, the net proceeds (after payment of marketing expenses of the sale to the third party) of the sale would have been remitted to the Company. No third party purchaser was located prior to December 31, 1998. If the Company enters into a definitive agreement to sell HPSE at a price greater than the Strike Price after December 31, 1998 but before October 30, 1999, the net proceeds (after payment of marketing expenses of the sale to the third party) of the sale will be divided between Dr. Scott and the Company.
  The Strike Price is a price that will yield net proceeds of the sale (after payment of the costs to market and sell to a third party) in an amount equal to the Dr. Scott's net investment in HPSE plus a twelve percent (12%) annualized return on the net investment. Dr. Scott's net investment shall be equal to his purchase price plus his contributions to HPSE plus his out-of-pocket costs to acquire, finance and operate HPSE minus any distributions or dividends Dr. Scott receives from HPSE. If the sale is prior to October 31, 1999, Dr. Scott will be entitled to receive from net proceeds (after payment of marketing expenses of the sale to the third party) the greater of (i) his net investment plus a twelve percent (12%) annualized return on such amounts or (ii) an amount equal to his net investment plus fifty percent (50%) of the difference between (x) the amount of the net proceeds less the Company's investment banker fees and expenses in selling HPSE to the Dr. Scott minus (y) his net investment and the Company will receive the balance of the proceeds. In all potential sales to third party purchasers, the Dr. Scott has the right to retain ownership of HPSE and pay the Company an amount equal to the amount the Company would have received as a result of the sale to the third party.
  As part of the transaction, the Company agreed to a partial release of its non-compete agreement with Dr. Scott. See "Executive Compensation."


                              PROPOSAL 1
                         ELECTION OF DIRECTORS
Nominees
  The Company's Certificate of Incorporation and Bylaws provide for seven directors of whom two or three are elected each year to serve for three-year terms. Three directors are to be elected at the Annual Meeting to serve for a term expiring at the 2002 Annual Meeting of Shareholders, expected to be held in June 2002, or until his/her successor has been duly elected and qualified. The nominees for election to a term ending in 2002 are Charles E. Potter, Eugene F. Dauchert, Jr., and Edward L. Suggs, Jr.
  The nominees are current members of the Board. See "Executive Officers and Directors." The Board has no reason to believe that the nominees will refuse to act or be unable to accept election; however, in the event that the nominees are unable to accept election or if any unforeseen contingencies should arise, it is intended that proxies will be voted for other nominees, if any, and for such other person as may be designated by the Board, unless it is directed by a proxy to do otherwise.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE NOMINEES
                      FOR ELECTION AS DIRECTORS.





                              PROPOSAL 2

 ISSUANCE OF COMMON STOCK UPON CONVERSION OF THE SERIES D CONVERTIBLE
                            PREFERRED STOCK

  Description of Capital Stock
    The Company's authorized capital stock consists of 100,000,000 shares of Common Stock and 10,000,000 shares of preferred stock, all of which have a par value of $0.01.
    Common Stock. The holders of Common Stock are entitled to one vote per share on all matters to be voted on by the shareholders. Subject to preferences that may be applicable to any outstanding shares of preferred stock, the holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declares from time to time by the Board of Directors out of funds legally available therefor. In the event of liquidation, dissolution or winding up of the Company, holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior liquidation rights of holders of preferred stock, if any, then outstanding. The Common Stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are fully paid and nonassessable. The Common Stock is quoted on the over the counter market.
    Preferred Stock. The Board of Directors, without any further vote or action by the shareholders, has authority under the Company's Certificate of Incorporation to issue preferred stock in one or more series and to fix the rights preferences, privileges, and restrictions granted to or imposed upon any unissued series of shares of undesignated preferred stock and to fix the number of shares constituting any series and the designations of such series.

  Description of the Series D Convertible Preferred Stock
    The Board of Directors has authorized 1,200,000 shares of Series
D Convertible Preferred ("Series D Preferred"). Certificates of Designation for Series D Preferred have been filed with Secretary of State of Delaware.
    Dividends. Holders of the Series D Preferred are entitled to receive dividends, when, as and if declared by the Board of Directors out of funds legally available therefor. The amount of dividends payable in respect of each share of Series D Preferred will be equal to the result obtained by multiplying (I) the number of shares (including factions) of the Company's Common Stock, into which such share of Series D Preferred is convertible (whether or not shareholder approval of the convertibility of the Series D Preferred has occurred) by (ii) the amount of dividends declared and paid on each share of the Common Stock. No dividend may be paid or declared on any share of the Common Stock, unless a dividend, payable in the same consideration and manner, is simultaneously paid or declared, as the case may be, on each share of the Common Stock. No dividend may be paid or declared on any share of the Common Stock, unless a dividend, payable in the same consideration and manner, is simultaneously paid or declared, as the case may be, on each share of the Common Stock, in each case without preferences or priority of any kind.
    Liquidation Preferences. Upon any liquidation, dissolution or winding up of the Company, no distribution shall be made to the holders of shares of stock ranking junior to the Series D Preferred, unless, prior thereto, the holders of shares of Series D Preferred shall have received $4.50 per share. Following the payment of the full amount of such liquidation preferences, no additional distributions shall be made to the holders of the Series D Preferred.
    Conversion Rights and Antidilution Provisions. If the holders of the Common Stock approve Proposal 2, as applicable, shares of Series D Preferred will become convertible, in whole or in part, at the option of either the holder or the Company, into Common Stock, at any time or from time to time. The conversion rate will be ten (10) shares of Common Stock for each share of Series D Preferred, subject to adjustment for any subsequent subdivisions or combinations of the outstanding shares of Common Stock into a different number of shares of Common Stock. In the event of any business combination transaction involving the Company, each share of Series D Preferred will thereafter be convertible into, in lieu of Common Stock, the same kind and amounts of securities or other assets, if any, which were issuable or distributable to the holders of shares of outstanding Common Stock in connection with such business combination transaction.
    Redemption. The Series D Preferred is not redeemable.
    Voting Rights. The holders of Series D Preferred are entitled to that number of votes per share equal to the number of shares of Common Stock into which such share of Series D Preferred would be convertible (upon shareholder approval) at all meetings of stockholders of the Company; provided, however, that shares of Series D Preferred are not be entitled to vote on the approval of the issuance of Common Stock upon conversion of the Series D Preferred. Thus, holders of the Series D Preferred are not entitled to vote on Proposal 2 at the Annual Meeting.


  Reasons for Proposal 2 and Pro Forma Effect of Conversion of Series
D Preferred
    On March 3, 1998, Bertram E. Walls, M.D., a Director of the Company, made an investment of $2.0 million in the Company in exchange for a $2.0 million convertible debenture due July 1, 1998 bearing interest at 10% per annum. The debenture, including accrued interest, was convertible, at the holder's option, into the Company's Common Stock and a new series of Preferred Stock. The conversion price for the Common Stock was equal to the lower of: (i) the average closing price of the Common Stock on the New York Stock Exchange for the 10 trading days ending on March 3, 1998, the date of the issuance of the debenture, or (ii) the average closing price for the 10 trading days ending on June 30, 1998. The conversion price for the Preferred Stock was ten times the conversion price for the Common Stock. On May 1, 1998, Steven M. Scott, M.D., the Company's Chief Executive Officer, a Director and largest shareholder acquired the debenture from Dr. Walls. On June 29, 1998, the debenture was amended to provide for conversion solely into Series D Preferred. On June 30, 1998, Dr. Scott elected to convert the debenture into 444,974 shares of Series D Preferred. The Series D Preferred is convertible into 10 shares of Common Stock for each share of Preferred Stock only upon approval by the holders of the Common Stock. This transaction was not registered under the Securities Act pursuant to the exemption provided by Section 4(2) thereof for transactions not involving any public offering.
    Each Certificate of Designation for the Series D Preferred provides, in effect, that the Preferred Stock becomes convertible into Common Stock only after a vote of the Company's shareholders at any annual or special meeting at which a quorum is present and at which the issuance of shares of Common Stock voted at such meeting, provided that the total vote cast on the proposal represents over 50% in interest of all the Company's securities entitled to vote on the proposal.
    In accordance with the Certificates of Designation for the Series D Preferred, the Board of Directors is submitting Proposal 2 for consideration and approval by the Company's shareholders at the Annual Meeting. In the event the shareholders approve Proposal 2 and assuming the Series D Preferred is converted into shares of Common Stock at the current conversion rate and such shares are included in the Company's outstanding Common Stock, the number of shares of Common Stock that would be issued upon conversion of the Series D Preferred would be 4,449,740, and these shares would represent approximately 10.5% of the Company's outstanding Common Stock. For information regarding Dr. Scott's beneficial ownership of the Common Stock and Series D Preferred as of the Record Date, see "Security Ownership of Certain Beneficial Owners and Management."


 THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ISSUANCE OF COMMON
  STOCK UPON CONVERSION OF THE SERIES D CONVERTIBLE PREFERRED STOCK.




                              PROPOSAL 3
      RATIFICATION OF SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS
  The firm of KPMG LLP, independent certified public accountants, has been the Company's auditor since 1987 and has advised the Company that it does not have any direct financial interest or indirect financial interest in the Company. The Board of Directors, on the recommendation of the Audit Committee, has selected KPMG LLP as the Company's independent certified public accountants for the year ending December 31, 1999, subject to the ratification of shareholders. One or more representatives of KPMG LLP will be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions from shareholders.

THE BOARD RECOMMENDS A VOTE "FOR" PROPOSAL 3.
OTHER BUSINESS
  The Board knows of no other business to be brought before the Annual Meeting. If, however, any other business should properly come before the Annual Meeting, the persons named in the accompanying proxy will vote proxies as in their discretion they may deem appropriate, unless they are directed by a proxy to do otherwise.

        SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
  Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Act") requires the Company's officers and directors, and persons who own more than ten percent of the Common Stock, to file initial reports of ownership and reports of changes in ownership of the Common Stock with the Commission. Officers, directors and greater than ten percent shareholders are required by Commission regulations to furnish the Company with copies of all Section 16(a) forms they file.
  To the Company's knowledge, based solely on its review of the copies of such reports received by the Company and written representations from certain reporting persons that no other reports were required for those persons, during fiscal 1998, all Section 16(a) filing requirements applicable to the Company's officers, directors and greater than ten percent shareholders were complied with.

             INFORMATION CONCERNING SHAREHOLDER PROPOSALS
  Pursuant to Rule 14a-8 promulgated under the Act, any shareholder proposal intended for inclusion in the Company's proxy statement and form of proxy relating to the Company's 2000 Annual Meeting of Shareholders must be received in writing by the Secretary of the Company by January 5, 2000. Pursuant to the Company's bylaws, notice of any business to be brought by a shareholder before a meeting of shareholders must be received by the Secretary of the Company not less than 45 days nor more than 60 days prior to the date of the meeting; provided, however, that in the event that less than 45 days' notice or prior public disclosure of the date of the meeting is given, such notice must be received not later than the close of business on the tenth day following the day notice of the meeting is mailed or public disclosure is made and provided further that such notice must be received not later than the close of business on the seventh day preceding the day on which the meeting is to be held.

                                By Order of the Board of
Directors,


                                Steven M. Scott, M.D.
                                Chairman, President and
                                Chief Executive Officer

Durham, North Carolina
June [15], 1999